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                                                              Exhibit (h)(4)(ii)
                               AMENDMENT AGREEMENT

     AGREEMENT, effective as of January 31, 2005, by and between CDC NVEST FUNDS TRUST III, a Massachusetts trust (the "Trust") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Trust and the Bank entered into a Securities Lending Agency Agreement dated as of May 1, 2002 (the "Securities Lending Agreement"); and

     WHEREAS, the Fund and the Bank desire to amend the Securities Lending Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.   Amendment of the Securities Lending Agreement.

(A) The document attached as Schedule V to this Amendment Agreement supersedes any and all existing series schedules previously agreed to between the Bank and the Trust and shall constitute the Schedule V to the Securities Lending Agreement effective the date first noted above.

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     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY


By: /s/ Andrew M. Nesvet
    ---------------------------------
Name: Andrew M. Nesvet
      -------------------------------
Title: Managing Director
       ------------------------------


CDC NVEST FUNDS TRUST III


By: /s/ Michael Kardok
    ---------------------------------
Name: Michael Kardok
      -------------------------------
Title: Treasurer
       ------------------------------

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                                   Schedule V

                              Loan Ceiling Amounts

Harris Associates Focused Value Fund      33 1/3%

CDC IXIS Moderate Diversified Portfolio   33 1/3%

IXIS Equity Diversified Portfolio         33 1/3%